EXHIBIT 4

AGREEMENT OF JOINT FILING

IMAGIS TECHNOLOGIES INC.

COMMON SHARES

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended,  the  undersigned  hereby confirm the agreement by and among them to the joint filing on behalf of each of them of a Statement  on Schedule  13D, and any and all amendments thereto,  with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

     IN WITNESS  WHEREOF,  the undersigned  hereby execute this Agreement as of December 10, 2004.

/s/ “Roy Trivett” Roy Trivett

TRIVETT HOLDINGS LTD. /s/ “Roy Trivett” Roy Trivett, President